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                                                                     EXHIBIT 4.5

                                 PXRE GROUP LTD.
                          EMPLOYEE STOCK PURCHASE PLAN
                            (As Amended and Restated)


         This Stock Purchase Plan (the "Plan") of PXRE Group Ltd. (the "Corporation") is established to provide eligible employees of the Corporation or its subsidiaries a continual opportunity to purchase common stock of the Corporation through payroll deductions.(1)

         1.       STOCK SUBJECT TO PLAN.

         The stock subject to the Plan shall be Shares of the Corporation's authorized but unissued or reacquired Common Shares ("Common Shares" or "Shares"), par value $1.00 per share. The aggregate number of Shares on which options may be granted pursuant to the Plan shall not exceed 35,000 Shares. If an option shall expire or terminate for any reason without having been exercised in full, the Shares subject to the unexercised or terminated option shall not be considered to have been subject to an option for purposes of the limitation on the aggregate number of Shares subject to the Plan.

         2.       ADMINISTRATION.

         The Plan shall be administered by the Board of Directors of the Corporation or any committee thereof appointed by the Board of Directors. Subject to the provisions of the Plan set forth herein, the Board or such committee is authorized to establish rules and regulations pertaining to administration of the Plan.

         3.       GENERAL RESTRICTIONS.

                  Under this Plan:

                  (1) Options are to be granted only to employees of the Corporation or of its parent or subsidiary corporations to purchase stock in any such corporation.

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(1) The Plan was originally a plan of PXRE Corporation, a Delaware corporation
("PXRE Corp."), which provided, among other things, for the grant of PXRE Corp. stock. Pursuant to an Agreement and Plan of Merger dated as of July 7, 1999 among the Corporation, PXRE Corp. and PXRE Merger Corp., PXRE Corp. reorganized so that, among other things, the Corporation, a Bermuda corporation, became the parent holding company for PXRE Corp. As a result of the reorganization, each outstanding share of PXRE Corp. under the Plan was automatically converted into one common share of the Corporation. Additionally, pursuant to the reorganization, the Corporation assumed all of the obligations of PXRE Corp. under the Plan.






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                  (2) No employee shall be granted an option if such employee, immediately after the option is granted, owns stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Corporation or of its parent or subsidiary corporation. For purposes of this paragraph, the rules of Sec. 425(d) of the Internal Revenue Code shall apply in determining the stock ownership of an individual, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

                  (3) No employee shall be granted an option which permits his rights to purchase stock under all such plans of his employer Corporation and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this paragraph:

                           (1) the right to purchase stock under an option
accrues when the option (or any portion thereof) first becomes exercisable during the calendar year;

                           (2) the right to purchase stock under an option
accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year; and

                           (3) a right to purchase stock which has accrued under
one option granted pursuant to the plan may not be carried over to any other option.

                  (4) Such option shall not be transferable by such employee otherwise than by will or the laws of descent and distribution, and such option may be exercised, during his lifetime, only by him.

                  (5) All employees granted options under this plan shall have the same rights and privileges, other than restrictions herein related to the percentage of an employee's compensation which may be credited toward such employee's account hereunder.

                  (6) No option granted hereunder may be exercised after the expiration of 3 months from the date such option is granted.

         4.       ELIGIBILITY.

         All employees of the Corporation or any of its subsidiaries shall be eligible to participate in the Plan except:

                  (1) Employees whose customary employment is 20 hours or less per week, and

                  (2) Employees whose customary employment is for not more than 5 months in any calendar year.

         5.       PARTICIPATION IN THE PLAN.






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         To participate in the Plan, whether participating for the first time or renewing participation after it has been terminated, an eligible employee must complete and file with the appropriate payroll office a Payroll Authorization Form, which shall authorize payroll deductions from the employee's Basic Compensation. Such deductions shall commence with the pay period after the form is filed with and recorded in the appropriate payroll office, and shall continue until the employee terminates participation in the Plan or the Plan is terminated. "Basic Compensation" is regular compensation including commissions, before any deductions or withholdings, but excluding overtime, bonuses, amounts paid in reimbursement of expenses (including those paid as part of commissions) and other additional compensation.

                  (1) A Participant may authorize the deduction of any amount, provided such amount is not less than $5.00 per week, nor more than the larger of $5.00 per week or 20% of his Basic Compensation for the payroll period. The Corporation shall maintain a payroll deduction account for each participating employee (the "plan account") to which shall be credited all such payroll deductions and from which shall be deducted amounts charged for the purchase of Shares hereunder and withdrawals, as hereinafter provided. No interest will be paid on any plan account balance.

                  (2) A Participant may change the amount of his payroll deduction by filing a new Payroll Authorization Form. Any change must conform to the minimum and maximum limitations above. The change will become effective with the first payroll period after the change in January, April, July, or October, whichever occurs first. Two such changes are permitted per calendar year.

                  (3) Each Participant shall have an option to purchase Common Shares of the Corporation four times per year. The "Grant Date" of the option to purchase Shares is the first Monday of January, April, July, and October, respectively, on which sales of the Corporation's Common Shares are traded on an exchange, or if the Corporation's Common Shares is not traded on any such Monday, then the Grant Date is the next succeeding day on which such stock is traded. On each Grant Date a Participant shall be given an option to purchase Shares on the next Grant Date (the date on which the Shares are purchased is hereinafter called the "Exercise Date") at the "Option Price," as defined below. Each Option will be exercisable for the three-month period (an "Option Period") beginning on a Grant Date and ending on the Exercise Date next succeeding such Grant Date. Effective as of October 1, 1999 and notwithstanding the foregoing, the Exercise Date for options granted on the July, 1999 Grant Date shall be October 6, 1999.

         On each Exercise Date the Participant's account will automatically be charged for an amount sufficient to purchase the maximum number of whole Shares purchasable at the Option Price with the balance in such account on the Exercise Date. As soon after each Exercise Date as practicable, certificates for the Shares purchased on such Participant's behalf at such Exercise Date will be distributed to such Participant.

                  (4) The "Option Price" per share shall be the lesser of (1) 85% of the fair market value of a share of the Corporation's Common Shares on the Grant Date, or (2) 85% of the fair market value of a share of the Corporation's Common Shares on the Exercise Date, but in no event






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less than the par value of the Common Shares, which is $1.00 per share. The fair market value of such stock shall be considered as the mean of the per share bid and asked price of the Common Shares as reported by the NASDAQ Interdealer Quotation System on such date or, if the stock is listed on an exchange, the average of the high and low prices quoted for such stock on such date.

         Notwithstanding the foregoing, it is the express intent of the Corporation that the Plan comply with the requirements of Sec. 423 (or a successor section) of the Internal Revenue Code. In the event of an amendment to such section which would require that this Plan provide for an Option Price greater than the Option Price provided above, then the Option Price shall be the lowest price which will bring the Plan into compliance with such section.

                  (5) The minimum purchase under the Plan is one share.

                  (6) As of the close of each calendar year, each Participant will be given a report setting forth the Grant Date and Option Price for his current option, the net balance in his account as of the beginning of the year, credits thereto reflecting his payroll deductions during the year, the number of Shares issued to him during the year, if any, and the price at which they were issued, refunds, if any, to him during the year and the net balance in his account at the end of the year.

                  (7) Stock certificates representing the Shares that a Participant purchases under the Plan may be issued in his name alone or, if he so designated in his Payroll Authorization Form, in his name and the name of another as joint tenants with right of survivorship.

                  (8) A Participant's rights under the Plan, including any options which are granted, may not be transferred. Upon his death, any credit balance in his account or stock certificate representing Shares for which an option has already been exercised shall be distributed in accordance with applicable state law. Rights under the Plan are exercisable only by a Participant or, in the event of death, by his estate.

                  (9) A Participant may not withdraw any portion of the credit balance in his account unless his participation terminates. Participation will terminate only if one of the following events occurs:

                           (1) A Participant files a written notification of his
withdrawal, as provided by rules to be established by the Board of Directors. A Participant may withdraw at any time and for any reason.

                           (2) A Participant is no longer employed by the
Corporation or any of its subsidiaries. This includes cessation of employment by reason of death or retirement.

                           (3) A Participant ceases to be eligible for
participation. Thus, if he is a full-time employee but for some reason he begins working on part-time basis of 20 hours or less per week or for 5 months or less in any calendar year, his participation will terminate.

                           (4) Termination of the Plan.






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         If one of the above events occurs terminating participation in the
Plan, a withdrawal of the credit balance in a Participant's account can be made.

         If participation in the Plan terminates for any of the above reasons, no further payroll deductions shall be made from a Participant's Basic Compensation. At his election or that of his estate, as the case may be, the balance in his account shall be either paid to him or his estate, or shall be retained until the next Exercise Date to purchase Shares. After termination, he may not once again begin participation in the Plan until after the next two succeeding Option Periods following the date of such termination have expired.

         6.       CHANGE IN CAPITAL STRUCTURE.

         The Corporation shall make appropriate adjustment in the Plan and any option granted under the Plan to reflect any change in the Common Shares of the Corporation by reason of a stock dividend or split-up or otherwise.

         7.       USE OF PROCEEDS.

         All proceeds received by the Corporation under the Plan shall be used for its general corporate purposes.

         8.       AMENDMENTS.

         The Board of Directors of the Corporation, at any time, or from time to time, may amend, suspend, or terminate the Plan without the approval of the shareholders, provided, however, that except to conform the Plan to the requirements of the Internal Revenue Code, no amendment shall without the approval of the shareholders, be made (i) increasing the number of Shares authorized for the Plan (other than as provided in Section 6), (ii) changing the formula for determining the Option Price per share, or (iii) further limiting the employees of the Corporation or its subsidiaries who may participate in the Plan.

         9.       EFFECTIVE DATE, SUSPENSION AND TERMINATION.

         The Plan shall become effective when (i) the Plan has been adopted by the Board of Directors and approved by the stockholders of the Corporation by a majority vote of those present and entitled to vote at any annual or special meeting at which a quorum is present, (ii) a registration statement under the Securities Act of 1933, as amended, has become effective with respect to the Shares to be purchased under the Plan and (iii) the Board of Directors of the Corporation has specified the date of the first Option Period. In all events, this Plan shall not be effective unless approved by the stockholders of the Corporation within 12 months before or after the date the Plan is adopted. The Plan shall terminate upon the termination of the Plan by the Board of Directors of the Corporation or when no more Shares remain to be purchased under the Plan, whichever occurs first. Upon the termination of the Plan, all unexercised options theretofore granted pursuant hereto and all authorized payroll deductions hereunder shall remain in full force and be carried out and effected,






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and upon the exercise or termination of such options, as the case may be, the then remaining credit balances in the respective Participants' plan accounts shall be returned to the Participants for whom such plan accounts were established. The Plan shall be suspended and become inoperative with respect to Shares not theretofore optioned under the Plan (but not with respect to any uncompleted offerings) during any period in which no registration statement or amendment thereto under the Securities Act of 1933, as amended, is in effect with respect to the Shares so remaining to be purchased under the Plan.(2)

         10.      GOVERNMENTAL REGULATIONS.

         The Corporation's obligation to sell and deliver its Common Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

         11.      MISCELLANEOUS.

                  (1) This Plan shall be subject to, and governed by, the laws of the State of Delaware irrespective of the fact that one or more of the parties now is, or may become, a resident of a different state.

                  (2) In the event any parts of this Plan are found to be void, the remaining provisions of this Plan shall nevertheless be binding with the same effect as though the void parts were deleted.

                  (3) Wherever in this Plan, words including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter whenever they would so apply, and wherever in this Plan words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

                  (4) Claims for benefits under the Plan shall be made in writing to the Corporation. If such claim for benefits is wholly or partially denied, the Corporation shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (d) an explanation of the Plan's claim review procedure.

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(2) The Plan was originally adopted by the Board of Directors of Phoenix Re
Corporation and approved by the shareholders of Phoenix Re Corporation on February 18, 1987; amended by the Board of Directors of Phoenix Re Corporation on March 25, 1997; approved by the shareholders of Phoenix Re Corporation on May 20, 1993. See Footnote 1.



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                  (5) Within one hundred twenty (120) days of the receipt by the claimant of the written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the Corporation that it conduct a full and fair review of the denial of the claimant's claim for benefits, including the conducting of a hearing, if deemed necessary by the reviewing party. In connection with the claimant's appeal of the denial of his benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

                  (6) The Corporation shall deliver to the claimant a written decision on the claim promptly, but not later than sixty (60) days, after the receipt of the claimant's request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60) day period shall be extended to one hundred twenty (120) days. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and (iii) contain specific references to the pertinent plan provisions upon which the decision is based.

                  (7) The Secretary of the Corporation shall maintain a copy of the Plan, and any amendments thereto.